EXHIBIT 1




                           STOCK PURCHASE AGREEMENT

                                 dated as of


                               December 7, 1999

                                by and between

                        NEXTLINK Communications, Inc.

                                     and

             The Purchasers Listed on the Signature Pages Hereto

                          STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 7, 1999, by and between NEXTLINK Communications, Inc., a Delaware corporation (the "Company"), and the entities listed on the signature page hereto under the caption "Purchasers" (each such entity, a "Purchaser" and collectively, the "Purchasers").

                           W I T N E S S E T H :

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company wishes to sell to the Purchasers and the Purchasers wish to purchase from the Company (i) an aggregate of 584,375 shares of the Company's Series C Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), and (ii) an aggregate of 265,625 shares of the Company's Series D Preferred Stock, par value $.01 per share (the "Series D Preferred Stock" and, collectively with the Series C Preferred Stock, the "Preferred Shares"); and

          WHEREAS, the Purchasers and the Company desire to provide for the purchase and sale of the Preferred Shares and to establish certain rights and obligations in connection therewith.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


                                 ARTICLE I

                   ISSUANCE AND SALE OF PREFERRED SHARES

          1.1. Issuance, Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined below) the Company shall sell to the Purchasers and the Purchasers shall purchase from the Company (a) an aggregate of 584,375 shares of Series C Preferred Stock for an aggregate purchase price of $584,375,000 in cash and (b) an aggregate of 265,625 shares of Series D Preferred Stock for an aggregate purchase price of $265,625,000 in cash (the cash amounts set forth in (a) and (b) being collectively referred to herein as, the "Purchase Price"). The number of shares of Series C Preferred Stock and Series D Preferred Stock being acquired by each Purchaser, and the portion of the Purchase Price payable therefor is set forth opposite such Purchaser's name on the signature page hereto; provided, that the Purchasers shall have the right at any time prior to the Closing by delivering written notice to the Company to reallocate among the Purchasers the Preferred Shares to be purchased by each Purchaser so long as such reallocation does not change the total number of Preferred Shares being acquired hereunder or the Purchase Price.

          1.2. The Closing; Deliveries. (a) The closing of the purchase and sale of the Preferred Shares hereunder (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 at 9:00 a.m. on the fifth business day following the satisfaction or waiver of the conditions set forth in Article V, but no earlier than January 18, 2000 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other place, time and/or date as shall be mutually agreed by the Company and the Purchasers (the date of the Closing, the "Closing Date").

          (b) At the Closing, the Company shall deliver to each Purchaser certificates representing the Preferred Shares being purchased by such Purchaser, each registered in the name of such Purchaser or its nominee or designee in such amounts as such Purchaser shall specify to the Company prior to the Closing. Delivery of such certificates shall be made against receipt by the Company of the portion of the Purchase Price payable therefor, which shall be paid by wire transfer to an account designated at least three business days prior to the Closing Date by the Company. At the Closing, the Company shall pay the Purchaser of the Series C Preferred Stock a special dividend in the amount set forth on the signature page hereto under the caption "Amount of Closing Dividend."

          1.3. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 8.1.


                                 ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to each Purchaser, as of the date hereof and as of the Closing, as follows:

          2.1. Organization; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify or be licensed would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

          (b) The Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 10-K") and Schedule 2.1(b) sets forth a complete and correct list as of the date hereof of each corporation, limited liability company, partnership, business association or other Person with respect to which the Company has, directly or indirectly, ownership of or rights with respect to securities or other interests having the power to elect a majority of such Person's board of directors or analogous or similar governing body, or otherwise having the power to direct the management, business or policies of that corporation, limited liability company, partnership, business association or other Person which is a "Significant Subsidiary" as defined in Rule 1-02(w) of Regulation S-X (each, a "Significant Subsidiary" and, collectively, the "Significant Subsidiaries"). Except as set forth in the 1998 10-K or on Schedule 2.1(b), as of the date hereof (i) the Company owns, either directly or indirectly through one or more Subsidiaries, all of the capital stock or other equity interests of the Significant Subsidiaries free and clear of all liens, charges, claims, security interests, restrictions, options, proxies, voting trusts or other encumbrances ("Encumbrances") and (ii) there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Significant Subsidiary, or any Commitments of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Significant Subsidiary or pursuant to which any Significant Subsidiary is or may become bound to issue or grant additional shares of its capital stock or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except for any Subsidiaries which are not Significant Subsidiaries and except as set forth in the 1998 10-K or on
Schedule 2.1(b), as of the date hereof the Company does not own, directly or indirectly, any interest in any corporation, limited liability company, partnership, business association or other Person.

          2.2. Due Authorization. The Company has all right, corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party, the issuance, sale and delivery of the Preferred Shares by the Company and the compliance by the Company with each of the provisions of this Agreement and each of the other Transaction Documents to which it is a party (including the reservation and issuance of the Shares upon conversion of the Preferred Stock and the consummation by the Company of the transactions contemplated hereby and thereby) (a) are within the corporate power and authority of the Company, and (b) have been duly authorized by all requisite corporate action of the Company. This Agreement has been, and each of the other Transaction Documents to which the Company is a party when executed and delivered by the Company will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Company will constitute, a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity. The Shares have been validly reserved for issuance, and upon issuance, will be duly authorized and validly issued and outstanding, fully paid, and nonassessable. The terms, designations, powers, preferences and relative participation, optional and other special rights, qualifications, limitations and restrictions of the Series C Preferred Stock and the Series D Preferred Stock will be as set forth in the Certificate of Designation for the Series C Preferred Stock and the Certificate of Designation for the Series D Preferred Stock (the "Certificates of Designation"), the forms of which are attached to this Agreement as Exhibits 2.2A and 2.2B. The Preferred Shares issued to the Purchasers in accordance with the terms of the Certificates of Designation, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued and outstanding, fully paid and nonassessable free and clear of any Encumbrances and not subject to the preemptive or other similar rights of any stockholders of the Company.

          2.3. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (a) 400,000,000 shares of Class A Common Stock, par value $0.02 per share (the "Class A Common Stock"), of which, 74,571,080 shares were issued and outstanding as of December 1, 1999, with any increase since that date being attributable solely to the exercise of outstanding employee stock options listed on Schedule 2.3; (b) 60,000,000 shares of Class B Common Stock, par value $0.02 per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"), of which, 58,746,550 shares are issued and outstanding; and (c) 25,000,000 shares of Preferred Stock, par value $0.01 per share, of which (i) 8,324,904 shares are issued and outstanding as 14% Senior Exchangeable Redeemable Preferred Shares (the "14% Preferred Stock") and
(ii) 4,000,000 shares are issued and outstanding as 6-1/2% Cumulative Convertible Preferred Stock (the "6 1/2% Preferred Stock" and, collectively with the 14% Preferred Stock, the "Existing Preferred Stock"). As of the date hereof, the Shares would constitute approximately 7.28 percent of the Company's fully diluted common equity (determined on the basis of all outstanding equity and equity equivalents without giving effect to the exercise price thereof) as of the Closing Date. All of the issued and outstanding shares of Common Stock and Existing Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. No shares of capital stock of the Company are entitled to preemptive or similar rights. Except as set forth on Schedule 2.3, as of the date hereof, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock of the Company, or any Commitments of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company or any of the Subsidiaries is or may become bound to issue or grant additional shares of its capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except as set forth on Schedule 2.3, as of the date hereof, (i) the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person or entity and (ii) there are no voting trusts, stockholders agreements, proxies or other Commitments or understandings in effect to which the Company is a party or of which it has Knowledge with respect to the voting or transfer of any of the outstanding shares of Common Stock or Existing Preferred Stock. To the extent that any options, warrants or any of the other rights described above are outstanding, neither the issuance and sale of the Preferred Shares nor any issuance of Shares upon conversion thereof will result in an adjustment of the exercise or conversion price or number of shares issuable upon the exercise or conversion of any such options, warrants or other rights.

          2.4. SEC Reports. The Company has timely filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act and made available to the Purchasers complete copies of all annual reports, quarterly reports, proxy statements and other reports filed by the Company under the Exchange Act, each as filed with the SEC (collectively, the "SEC Reports"). Each SEC Report was on the date of its filing, in compliance in all material respects with the requirements of its respective report form and the Exchange Act and did not, on the date of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          2.5. Financial Statements. The consolidated financial statements of the Company (including any related schedules and/or notes) included in the SEC Reports, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to the absence of footnotes and as permitted by Form 10-Q and subject to changes resulting from year-end adjustments, none of which are material in amount or effect). Except as set forth on Schedule 2.5 or disclosed in the SEC Reports, neither the Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), except (i) liabilities and obligations in the respective amounts reflected or reserved against in the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1998 (the "1998 Balance Sheet") or (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 1998 which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

          2.6. Absence of Certain Changes. Except as set forth on Schedule
2.6 or as disclosed in the SEC Reports, since December 31, 1998 neither the Company nor any of the Subsidiaries has (a) suffered any change, event or development or series of changes, events or developments which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect or an adverse effect on the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party or (b) been the subject of any Litigation or threatened or commenced investigation by a Governmental Entity that would reasonably be expected to have a Material Adverse Effect.

          2.7. Litigation. (a) Except as set forth on Schedule 2.7(a) or as disclosed in the SEC Reports, there is no claim, action, suit, investigation or proceeding ("Litigation") pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity which (i) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or (ii) if resolved adversely to the Company or a Subsidiary would reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth on Schedule 2.7(b) or as disclosed in the SEC Reports, neither the Company nor any of the Subsidiaries is in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, and neither the Company nor any of the Subsidiaries is a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity which in either case would reasonably be expected to have a Material Adverse Effect.

          2.8. Consents, No Violations. Except as set forth on Schedule 2.8, neither the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or by-laws or other organizational documents of the Company or any of the Subsidiaries including, without limitation, any of the provisions of the Certificates of Designation for the Existing Preferred Stock; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law or (ii) any provision of any agreement or other instrument to which the Company or any of the Subsidiaries is a party or pursuant to which any of them or any of their assets or properties is subject, except, with respect to the matters set forth in this clause
(ii), for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party; or (c) except for the filings of the Certificates of Designation with the Secretary of State of the State of Delaware or any required filing under the HSR Act, the Exchange Act or the Securities Act, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Company or any of the Subsidiaries. Without limiting the generality of the foregoing (i) no consent or other approval of the holders of the Existing Preferred Stock is required in connection with the consummation of the transactions contemplated hereby or the performance by the Company of any of its obligations under this Agreement or any of the Transaction Documents to which it is a party, (ii) the issuance of the Preferred Shares or any Shares upon conversion thereof will not result in any anti-dilution or other adjustment to the conversion price or the number of shares of Class A Common Stock issuable upon conversion of the 6-1/2% Preferred Stock or (iii) the holders of the Existing Preferred Stock will not be entitled to exercise any voting rights as a result of any of the provisions contained in this Agreement or any other Transaction Documents. Neither the Company nor any of the Subsidiaries is a party to any agreement or bound by the terms of any instrument or security which would prevent the Company from paying cash dividends on the Series C Preferred Stock on a current basis in its current or currently anticipated financial position.

          2.9. Y2K. Each system of the Company and the Subsidiaries, including, without limitation, software, hardware, databases or embedded control systems, that constitutes any part of, or is used in connection with the use, operation or enjoyment of, any tangible or intangible assets or property of the Company or any of the Subsidiaries, whether used by the Company or any of the Subsidiaries individually or forming part of the procedure or services sold or furnished to others (collectively, a "System"), (a) has been modified to the extent necessary to enable it to operate from and after January 1, 2000, without error arising from the creation, recognition, acceptance, calculation, display, storage, retrieval, accessing, comparison, sorting, manipulation, processing or other use of dates or date-based, date-dependent or date-related data, including but not limited to century recognition, day-of-the-week recognition, leap years, date values and interfaces of data functionalities and (b) will not be adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century (collectively, items (a) and (b) are referred to herein as "Year 2000 Compliant") except, in either case, as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of the Subsidiaries has received notice, or otherwise based on third party information available to the Company or any of the Subsidiaries, has any reason to believe, that any System receives data from or communicates with any component or system external to itself (whether or not such component or system is the Company's or any of the Subsidiaries') that is not itself expected to be Year 2000 Compliant prior to December 31, 1999. Neither the Company nor any Subsidiary has any reason to believe that it may incur material expenses arising from or relating to the failure of any of its Systems as a result of not being Year 2000 Compliant and the Company and the Subsidiaries have requested and received assurances from each third party whose systems failure would reasonably be expected to have a Material Adverse Effect that such systems are Year 2000 Compliant.

          2.10. Compliance with Laws. Except as set forth on Schedule 2.10 or as disclosed in the SEC Reports, the Company and the Subsidiaries are in compliance in all material respects with all Laws, and neither the Company nor any Subsidiary has received any notice of any alleged violation of Law applicable to it that could reasonably be expected to have a Material Adverse Effect. The Company holds all material licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the Company's and its Subsidiaries' properties (collectively, "Licenses"). Except as set forth on Schedule 2.10, the Company and the Subsidiaries have all Licenses, and all of such Licenses are valid and in full force and effect, and the Company and the Subsidiaries have duly performed and are in compliance in all material respects with all of their obligations under such Licenses.

          2.11. Commitments. Schedule 2.11 sets forth a complete and correct list as of the date hereof of each contract, agreement, understanding, arrangement and commitment of any nature whatsoever, whether written or oral, including all amendments thereof and supplements thereto ("Commitments") of the following types to which the Company or any Subsidiary is a party or by or to which the Company or any Subsidiary or any of their properties may be bound or subject: (i) Commitments containing covenants purporting to limit the freedom of the Company or any Subsidiary to compete in any line of business in any geographic area or to hire any individual or group of individuals that could individually or in the aggregate have a Material Adverse Effect; (ii) written Commitments relating to planned or in process capital expenditures in excess of $20,000,000;
(iii) Commitments relating to indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of the Company or any Subsidiary involving amounts in excess of $10,000,000; (iv) written Commitments relating to the acquisition or disposition of any operating business or the capital stock of any Person in each case having a purchase price in excess of $1 million that has not been consummated or that has been consummated but contains representations, warranties, covenants, guarantees, indemnities or other obligations that remain in effect; (v) Commitments in respect of any joint venture, partnership or other similar arrangement, but not including any subsidiaries; (vi) except for performance bonds, Commitments with any Governmental Entity involving payments by the Company or any subsidiaries in excess of $1,000,000 and (vii) Commitments relating to interconnection agreements with local carriers, Commitments with resellers and material Commitments with customers in each case involving payments in 1999, or reasonably expected to involve payments in 2000, in each case in excess of $1,000,000.

          2.12. Brokers or Finders. Except for Salomon Smith Barney Inc., whose fees will be paid by the Company, upon the consummation of the transactions contemplated by this Agreement, no agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company or any of the Subsidiaries in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

          2.13. Section 203 of the DGCL; Takeover Statute. The Board of Directors has taken all actions necessary or advisable so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section) will not apply to the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not cause to be applicable to the Company any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws.

          2.14. Offering of Preferred Shares. Neither the Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require, under the Securities Act, the integration of such offering with the offering and sale of the Preferred Shares) which might reasonably be expected to subject the offering, issuance or sale of the Preferred Shares to the registration requirements of Section 5 of the Securities Act.

          2.15. Network Assets. Schedule 2.15 sets forth a complete and correct list, as of September 30, 1999, of the markets in which the Company owns network assets and related equipment, a brief description of the network in place in each such market (including the ownership thereof) and the kind of switch (including the ownership thereof) in each such market.

          2.16. Disclosure. Neither this Agreement nor any other Transaction Document, nor any schedule or exhibit hereto or thereto, nor any certificate furnished to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and thereby, when read in conjunction with the 1998 10-K and the SEC Reports filed at any time after the 1998 10-K was filed with the SEC, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading (for purposes of the preceding sentence, any preliminary document or written information shall be disregarded if a final or updated version of such document or written information was delivered to the Purchasers by the Company prior to the date hereof). The financial forecasts furnished by the Company to the Purchasers are based upon assumptions deemed reasonable by the Company, but do not give effect to the Pending Transactions referred to in Schedule 4.1, it being understood that actual results may differ from such forecasts and such differences may be material. As of the date hereof there is no fact or information relating to the Company and/or any of its Subsidiaries that, to the Company's Knowledge, would reasonably be expected to be material to the Company and its Subsidiaries and that has not been described in the SEC Reports or otherwise disclosed to the Purchasers.


                                ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

          Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as of the date hereof and as of the Closing, as follows:

          3.1. Acquisition for Investment. Such Purchaser is acquiring the Preferred Shares, for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

          3.2. Restricted Securities. Such Purchaser understands that (i) the Preferred Shares and the Shares have not been registered under the Securities Act or any state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the Preferred Shares and any Shares issued upon conversion thereof may not be sold or otherwise disposed of unless such sale or disposition is registered under the Securities Act and applicable state securities laws or such sale or other disposition is exempt from registration thereunder.

          3.3. No Brokers or Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Purchasers in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

          3.4. Accredited Investor. Such Purchaser is an "accredited investor" (as defined in Rule 501(a) under the Securities Act). Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Preferred Shares and is capable of bearing the economic risks of such investment.

          3.5 Organization. Such Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now being conducted.

          3.6. Due Authorization. Such Purchaser has all right, power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby (a) are within the power and authority of such Purchaser and
(b) have been duly authorized by all necessary action on the part of such Purchaser. This Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute upon execution and delivery by such Purchaser, a valid and binding agreement of such Purchaser enforceable against such Purchaser in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity.

          3.7. Consents, No Violations. Neither the execution, delivery or performance by such Purchaser of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the organizational documents of such Purchaser; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law, or (ii) any Commitment of such Purchaser, or to which such Purchaser or any of its assets or properties is subject, except, with respect to the matters set forth in clause (ii), for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated hereby; or (c) except for any required filing under the HSR Act, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Purchaser.

          3.8. Availability of Funds. Such Purchaser has available sufficient funds to pay its portion of the Purchase Price.

          3.9. Litigation. There is no Litigation pending or, to the knowledge of such Purchaser, threatened against such Purchaser or any of its Affiliates or involving any of its properties or assets by or before any court, arbitrator or other Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.


                                 ARTICLE IV

                                 COVENANTS

          4.1. Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, except as set forth in Schedule 4.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, unless the Purchasers otherwise agree in writing, the Company shall, and shall cause each of the Subsidiaries to, (i) conduct its business only in the ordinary course and consistent with past practice; (ii) use reasonable best efforts to preserve and maintain its assets and properties and its relationships with its customers, suppliers, advertisers, distributors, agents, officers and employees and other Persons with which it has significant business relationships; (iii) use reasonable best efforts to maintain all of the material assets it owns or uses in the ordinary course of business consistent with past practice; (iv) use reasonable best efforts to preserve the goodwill and ongoing operations of its business; (v) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; and (vi) comply in all material respects with applicable Laws. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.1, between the date of this Agreement and the Closing, the Company shall not, and shall cause each of the Subsidiaries not to, do any of the following without the prior written consent of the
Purchaser:

          (a) (i) issue any debt securities, (ii) incur any additional indebtedness, (iii) assume, grant, guarantee or endorse, or make any other accommodation or arrangement making the Company or any Subsidiary responsible for, any liabilities or other obligations of any other Person or (iv) make any loans, advances or capital contributions to, or investments in, any Person;

          (b) change any method of accounting or accounting practice used by the Company or any Subsidiary, other than such changes required by GAAP;

          (c) repurchase, redeem or otherwise acquire or exchange any share of Common Stock or other equity interests other than in accordance with the terms of the Existing Preferred Stock and Class B Common Stock; except for issuances of Class A Common Stock pursuant to the exercise of options to purchase Class A Common Stock outstanding on the date hereof and listed on
Schedule 2.3 or options issued in compliance with this clause (c), issue or sell any additional shares of the capital stock of, or other equity interests in, the Company or any Subsidiary, or securities convertible into or exchangeable for such shares or other equity interests, or issue or grant any subscription rights, options, warrants or other rights of any character relating to shares of such capital stock, such other equity interests or such securities, other than options to purchase Class A Common Stock granted after the date hereof in the ordinary course of business under the Company's existing stock option plans; or, except for dividends required to be paid on the Existing Preferred Stock, declare, set aside, make or pay any dividend, or make any distribution, in respect of any shares of capital stock of the Company;

          (d) amend the Company's or any Subsidiary's charter or by-laws or other organizational documents except with respect to the filing of the Certificates of Designation;

          (e) take any action that is reasonably likely to result in (i) any of the representations and warranties set forth in Article II becoming false or inaccurate in any material respect as of the Closing Date or (ii) any of the conditions to the obligations of the Purchasers set forth in
Section 5.2 not being satisfied; or

          (f) agree to take any of the actions restricted by this Section
4.1.

          4.2. Press Releases; Interim Public Filings. The Company shall, and shall cause each Subsidiary to, deliver to the Purchasers complete and correct copies of all press releases and public filings made between the date hereof and the Closing Date, and, to the extent any such press releases refer to the Purchasers or their Affiliates, shall give the Purchasers the reasonable opportunity to review and comment on such releases and filings (on a strictly confidential basis until such information is released), in each case prior to release in the form in which it will be issued.

          4.3. HSR Act. Each of the Purchasers and the Company shall cooperate in making filings under the HSR Act and shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or state antitrust enforcement or other Governmental Entities may assert under antitrust Laws with respect to the transactions contemplated hereby.

          4.4. Consents; Approvals. The Company shall use its reasonable best efforts to obtain all consents, waivers, exemptions, approvals, authorizations or orders (collectively, "Consents") required in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents (including, without limitation (i) all Consents required to avoid any breach, violation, default, encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration of any material agreement or instrument to which the Company or any Significant Subsidiary is a party or by which any of their material assets are bound, (ii) all Consents pursuant to the Company's or any Subsidiary's financing documents, including without limitation, all indentures and credit agreements of the Company or any Subsidiary, and (iii) all United States and foreign governmental and regulatory rulings and approvals). The Company also shall use its reasonable best efforts to obtain all necessary state securities laws or blue sky permits and approvals required to carry out the transactions contemplated hereby and shall furnish all information as may be reasonably requested in connection with any such action.

          4.5. Listing. The Company shall use its reasonable best efforts to continue to have its Class A Common Stock listed on the NASDAQ National Market System (the "NMS") or a national securities exchange for so long as any Preferred Shares or any Shares are outstanding. Prior to the Closing, the Company shall prepare and submit to the NMS a listing application covering the shares of Class A Common Stock issuable upon conversion of the Preferred Shares and shall obtain approval for the listing of such shares, subject to official notice of issuance.

          4.6. Board Representation; VCOC. (a) Section 9(b)(i) of the Certificate of Designation for the Series C Preferred Stock provides that the holders of Series C Preferred Stock shall be entitled to elect one director to the Board of Directors subject to the terms set forth therein. In addition, Section 9(b)(i) of the Certificate of Designation for the Series D Preferred Stock provides that the holders of Series D Preferred Stock shall be entitled to elect one director to the Board of Directors subject to the terms set forth therein. Accordingly, subject to the Certificate of Designation for the Series C Preferred Stock, the holders of Series C Preferred Stock shall be entitled to designate for election to the Board of Directors one person and, subject to the Certificate of Designation for the Series D Preferred Stock, the holders of Series D Preferred Stock shall be entitled to designate for election to the Board of Directors one person (collectively, the "Purchasers' Directors"). Prior to the Closing, the Company will take all action necessary for the Purchasers' Directors to be elected to the Board of Directors. Thereafter, in connection with any annual meeting of stockholders at which the term of a Purchaser Director is to expire, the Company will take all necessary action to cause a Purchaser Director to be nominated and use its reasonable best efforts to cause such Purchaser Director to be elected to the Board of Directors. In the event a vacancy shall exist in the office of a Purchaser Director, the Purchasers shall be entitled to designate a successor and the Board of Directors shall elect such successor and, in connection with the meeting of stockholders of the Company next following such election, nominate such successor for election as director by the stockholders and use its reasonable best efforts to cause the successor to be elected. The Company shall furnish the Purchasers' Directors with such financial and operating data and other information with respect to the business and properties of the Company as the Purchasers' Directors may reasonably request. The Company shall permit each of the Purchasers' Directors to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto, the principal officers of the Company. Notwithstanding anything contained in this Section 4.6 to the contrary, the provisions of the Certificates of Designation shall govern the rights of holders of Preferred Shares to elect directors (including any Purchasers' Directors) and the rights of holders of Preferred Shares to designate non-voting board observers.

          (b) The rights set forth in Section 4.6(a) are intended to satisfy the requirement of contractual management rights for purposes of qualifying each of the Purchaser's ownership interests in the Company as venture capital investments for purposes of the Department of Labor's "plan assets" regulations, and in the event such rights are not satisfactory for such purpose as to any such Purchaser, the Company and such Purchaser shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

          (c) The Company shall promptly reimburse the Purchasers' Directors for all reasonable expenses incurred by them in connection with their attendance at meetings and any other activities undertaken in their capacity as directors consistent with the policies of the Company in effect on the date hereof or as such policies may be modified and generally applied to the Company's Board of Directors.

          4.7. Certificates of Designation. The Company shall, prior to or concurrently with the Closing, cause the Certificates of Designation, to be filed with the Secretary of State of the State of Delaware.

          4.8. Cooperation. Each of the Purchasers and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all such further actions as shall be necessary to make effective and consummate the transactions contemplated by this Agreement.

          4.9. Access to Property; Records. Between the date hereof and the Closing the Company shall afford the Purchasers and their employees, counsel, accountants, partners, members, investors, and other authorized representatives reasonable access, upon notice, during normal business hours, to the assets, properties, offices and other facilities, Commitments and books and records of the Company and of the Subsidiaries, and to the outside auditors of the Company and their work papers relating to the Company and the Subsidiaries. All such information shall be held in confidence in accordance with the terms of the Confidentiality Agreement. The parties hereto agree that no investigation by the Purchasers or their representatives shall affect or limit the scope of the representations and warranties of the Company contained in this Agreement or in any other Transaction Document delivered pursuant hereto or limit the liability for breach of any such representation or warranty.

          4.10. Reserve Shares. The Company will at all times reserve and keep available, solely for issuance and delivery upon conversion of the Preferred Shares, the number of shares of Class A Common Stock from time to time issuable upon conversion of all shares of the Preferred Shares at the time outstanding. All shares of Class A Common Stock issuable upon conversion of the Preferred Shares shall be duly authorized and, when issued upon such conversion or exercise, shall be validly issued, fully paid and nonassessable.

          4.11. Use of Proceeds. The proceeds received by the Company hereunder shall be used by the Company as set forth on Schedule 4.11.

          4.12. Incurrence of Debt. The Company agrees that at such time as the Standard & Poor's rating of the Company's senior unsecured debt obligations falls below CCC+ and for such period of time as such down-grade continues, the Company will not, and will not permit any of its Subsidiaries to, incur any Indebtedness not permitted by the Indenture, dated as of November 17, 1999 between the Company and United States Trust Company of New York, as Trustee (the "Indenture"), relating to its 10 1/2% Senior Notes due 2009, and any successor Indenture relating to Exchange Notes to be issued in exchange therefor (capitalized terms being used in this Section 4.12 as defined in the Indenture).

          4.13. Dividends. The Company agrees that it shall pay cash dividends on the Series C Preferred Stock on a current basis so long as it is not precluded from doing so under its debt instruments, the terms of its Existing Preferred Stock or other Commitments or Law. In furtherance thereof, the Company agrees to use its reasonable best efforts to pay such dividends, including, without limitation, using its best efforts to refrain from entering into any agreements which would preclude (based on the Company's financial position and anticipated financial position at that time) such payments, to seek a waiver under any agreements which would prevent such payments at any time and to take whatever actions are necessary, including revaluing assets, to create surplus for the purpose of paying such dividends. Without limiting the generality of the foregoing, the Company agrees that it shall be a breach of this covenant if the final executed version of its proposed senior credit facility to be syndicated by Goldman, Sachs & Co. (the "Senior Credit Facility"), based on the Company's financial position and anticipated financial position on the date of execution of such final version, would prevent the Company from paying cash dividends on the Series C Preferred Stock.

          4.14. Right of First Purchase. (a) Subject to the terms and conditions specified in this Section 4.14, the Company hereby grants to the Purchasers a right of first purchase with respect to certain issuances by the Company after the Closing of any Senior Capital Stock (as hereinafter defined) as provided in this Section 4.14.

     (b) For purposes of this Section 4, the term "Senior Capital Stock" shall mean shares of any capital stock of the Company having a preference relative to the Class A Common Stock with respect to dividends or upon liquidation, distribution or winding up of the Company, whether now authorized or not, and any rights, options or warrants to purchase such capital stock, and securities of any type that are, or may become, convertible into such capital stock; provided, however, that nothing contained in this Section 4.14 shall be construed as permitting the Company to authorize or issue any Senior Capital Stock in contravention of any of the provisions of this Agreement or the other Transaction Documents, including the Certificates of Designation.

     (c) In the event the Company proposes to issue any Senior Capital Stock (other than in a public offering registered under the Securities Act or an offering pursuant to Rule 144A thereunder which contemplates a subsequent registration, or other than a Strategic Senior Capital Stock Issuance), the Company shall first make an offering of such Senior Capital Stock to each of the Purchasers in accordance with the following provisions:

          (i) The Company shall deliver a notice by certified mail (the "Notice") to each of the Purchasers stating (a) its bona fide intention to issue such Senior Capital Stock, (b) the amount of such Senior Capital Stock to be issued, (c) the price, if any, for which it proposes to issue such Senior Capital Stock and the other terms of the proposed issuance thereof, (d) the designation and all of the terms and provisions of the Senior Capital Stock proposed to be issued and (e) a statement as to the number of days from receipt of such Notice (which shall not be less than 5 calendar days) within which each Purchaser must respond to such Notice.

          (ii) Within 5 calendar days after receipt of the Notice (or by such later date as is specified in the Notice), each of the Purchasers may elect to purchase, at the price and on the terms specified in the Notice, all but not less than all of such Senior Capital Stock. Notwithstanding anything to the contrary set forth in clause (c)(i) above, the conversion price of any such Senior Capital Stock to which the Purchasers' right of election applies and which is convertible into shares of Class A Common Stock shall be an amount per share no more than 115% of the closing sales price of the Class A Common Stock on the NASDAQ National Market System (or on the principal securities exchange or market on which the Class A Common Stock is then listed or traded) on the date the Purchasers elect to purchase any such Senior Capital Stock unless the Purchasers shall have waived such right. The closing of the purchases shall occur as promptly as practicable after all elections to purchase shall have been made (or all rights to make such elections shall have lapsed) and all consents or governmental approvals or filings required to be obtained or made in connection therewith (if any) shall have been obtained or made.

     (d) If any portions of the Senior Capital Stock referred to in the Notice are not elected to be purchased by the Purchasers as provided above, the Company may, during the 180-day period following the expiration of the period provided above, offer the remaining unsubscribed Senior Capital Stock to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the Capital Stock within such period, or if such agreement is not consummated within 180 days of the execution thereof, the right of first purchase provided hereunder shall be deemed to be revived with respect to such Senior Capital Stock and such Senior Capital Stock shall not be issued unless first reoffered to the Purchasers in accordance herewith. Any issuance of Senior Capital Stock by the Company without first giving the Purchasers the rights described in this Section 4 shall be null and void and of no force and effect.

          4.15. Restrictions on Transfer and Conversion. The Purchasers will not, prior to the earliest of (a) the first anniversary of the Closing
Date, (b) the occurrence of a Change of Control (as defined in the Certificates of Designation) or (c) the breach by the Company in any material respect of any covenant or agreement contained in this Agreement or in any other Transaction Document (each of the foregoing, a "Termination Event"), sell, transfer, assign, convey, gift, mortgage, pledge, encumber, hypothecate, or otherwise dispose of, directly or indirectly, ("Transfer") any of the Preferred Shares or the Shares except for (i) Transfers between and among the Purchasers and their Affiliates provided such Transfer is done in accordance with the transfer restrictions applicable to the Preferred Shares or the Shares under federal and state securities laws and the Affiliate transferee agrees to be bound by the restrictions applicable to such Preferred Shares or the Shares, including without limitation the agreements set forth in this Section 4.15, and (ii) Transfers (w) required to comply with applicable Law, (x) pursuant to a bona fide tender or exchange offer made pursuant to a merger or other agreement approved by the Board of Directors to acquire securities of the Company, (y) following any stock merger or other business combination transaction to which the Company is a party if such stock merger or other business combination results in a Change of Control and (z) pursuant to any cash merger, or other business combination transaction to which the Company is a party or involved in which the Class A Common Stock of the Company's stockholders is exchanged for cash upon consummation of such merger or other business combination. Notwithstanding any other provision of this Section 4.15, no Purchaser shall avoid the provisions of this Section 4.15 by making one or more transfers to one or more Affiliates and then disposing of all or any portion of such Purchaser's interest in any such Affiliate. Nothing contained herein shall be deemed to limit the ability of the limited partners in the Purchasers from transferring, directly or indirectly, their limited partnership interests in the Purchasers or the general partners of the Purchasers from transferring, directly or indirectly, up to 15% of the equity interests in the Purchasers at any time or from time to time. Notwithstanding anything to the contrary contained in the Certificates of Designation, each Purchaser agrees that it may not exercise any conversion rights with respect to the Preferred Shares until the occurrence of a Termination Event. The Company agrees that, in connection with any proposed transaction that would, if consummated, result in a Change of Control, the Purchasers may provide the Company with a notice of their intention to exercise their conversion rights with respect to the Preferred Shares the effectiveness of which is conditional upon the consummation of the transaction resulting in such Change of Control. In addition to the Transfer restrictions described above, the Purchasers will not, prior to the fifth anniversary of the Closing, without the prior written consent of the Company, Transfer any of the Preferred Shares to any Person (or any controlled Affiliate of such Person) that is engaged in a business that competes with any business conducted by the Company on the date of the proposed Transfer.

          4.16. Standstill Agreement. (a) During the period commencing on the date hereof and ending on the earlier of (i) the fifth anniversary of the Closing Date (the "Standstill Period") or (ii) the date these provisions terminate as provided herein, except as (x) specifically permitted by this Agreement or (y) specifically approved in writing in advance by the Board of Directors of the Company, the Purchasers shall not, and shall cause any Affiliates controlled by them to not, in any manner, directly or indirectly:

          (i) acquire, or offer or agree to acquire, or become the beneficial owner of or obtain any rights in respect of any capital stock of the Company, except, for any shares of Class A Common Stock that may be issuable upon the conversion of the Preferred Shares or otherwise as permitted pursuant to this Agreement, provided, that the foregoing limitation shall not prohibit the acquisition of securities of the Company or any of its successors issued as dividends or as a result of stock splits and similar reclassifications or received in a consolidation, merger or other business combination in respect of, in exchange for or upon conversion of Preferred Shares or Shares held by the Purchasers or any of their Affiliates at the time of such dividend, split or reclassification, consolidation or merger or business combination;

          (ii) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined or used in Regulation 14A under the Exchange Act) of proxies or consents with respect to any voting securities of the Company or any of its successors or initiate or become a participant in any stockholder proposal or "election contest" (as such term is defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or any of its successors or induce others to initiate the same, or otherwise seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its successors (except for activities undertaken by the Purchasers or the Purchasers' Directors in connection with solicitations by the Board of Directors);

          (iii) publicly or privately propose, encourage, solicit or participate in the solicitation of any person or entity to acquire, offer to acquire or agree to acquire, by merger, tender offer, purchase or otherwise, the Company or a substantial portion of its assets or more than 5% of the outstanding capital stock (except in connection with the registration of securities pursuant to the Registration Rights Agreement); and

          (iv) directly or indirectly join in or in any way participate in a pooling agreement, syndicate, voting trust or other arrangement with respect to the Company's voting securities or otherwise act in concert with any other Person (other than Affiliates), for the purpose of acquiring, holding, voting or disposing of the Company's securities.

          (b) Nothing contained in this Section 4.16 shall be deemed to restrict the manner in which the Purchasers' Directors participate in deliberations or discussions of the Board of Directors.

          (c) The standstill provisions set forth herein shall terminate on the earliest of (i) the last day of the Standstill Period, (ii) the occurrence of a Change of Control, (iii) upon any breach by the Company in any material respect of any covenant or agreement contained in this Agreement or in any Transaction Document, or (iv) upon the filing of a voluntary bankruptcy petition by the Company or on the 60th day following the filing of an involuntary bankruptcy petition against the Company if such petition is not discharged with prejudice during such 60-day period.

          4.17. Business Combinations with Affiliates. For so long as the Purchasers are holders of any Preferred Shares and a Purchaser Director is a member of the Board of Directors, the Company shall not, authorize or engage in, either in one or a series of related transactions, any purchase or sale of stock, any purchase or sale of assets, any merger, consolidation or other business combination transaction, in each case valued in excess of $50 million, with or involving Craig O. McCaw, Wendy P. McCaw or any of his or her Affiliates other than the Company or the Subsidiaries ("Affiliated Parties") unless any such transaction is approved and authorized by a special committee of the Board of Directors, consisting of at least one Purchaser Director and other disinterested directors (within the meaning of Section 144 of the Delaware General Corporation Law) constituted for the purpose of negotiating, evaluating, approving and authorizing the Company to engage in any such transaction. The provisions of this Section 4.17 shall also apply to transactions between Affiliated Parties and the Company's Subsidiaries on the same basis as they apply to transactions between Affiliated Parties and the Company.


                                 ARTICLE V

                                 CONDITIONS

          5.1. Conditions to Obligations of the Purchasers and the Company. The respective obligations of the Purchasers and the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the consummation of the transactions contemplated hereby; and

          (b) Any waiting period (and any extension thereof) under the HSR Act applicable to this Agreement and the transactions contemplated hereby shall have expired or been terminated.

          5.2. Conditions to Obligations of the Purchasers. The obligations of the Purchasers to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct when made and as of the Closing (except to the extent such representations and warranties are affected by agreement to or consummation of any of the pending transactions listed on Schedule 4.1 or made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date), except for failures to be true and correct which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

          (b) The Company shall have performed, satisfied and complied in all material respects with all of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing;

          (c) The Company shall have delivered to the Purchasers an officer's certificate certifying as to the Company's compliance with the conditions set forth in clauses (a) and (b) of this Section 5.2;

          (d) The Company shall have executed and delivered a Registration Rights Agreement in the form of Exhibit 5.2(d) hereto (the "Registration Rights Agreement"), and the Registration Rights Agreement shall be in full force and effect;

          (e) The Certificates of Designation shall have been duly filed with the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware and the Certificates of Designation shall be in full force and effect;

          (f) The Shares issuable upon conversion of the Preferred Shares shall have been duly authorized and reserved for issuance and such Shares shall have been approved for listing on the NMS, subject to official notice of issuance;

          (g) The Company shall have entered into a binding agreement to acquire all of the equity interest it does not currently own in Internext, LLC, and the terms of such agreement shall be consistent with the term sheet previously delivered to the Purchasers;

          (h) The Purchasers shall have received an opinion of Willkie Farr & Gallagher, outside counsel to the Company, with respect to the due incorporation, due authorization, validity of the Preferred Shares, securities act exemption and the valid and binding nature of this Agreement, the Registration Rights Agreement and the Certificates of Designation;

          (i) The Company shall not have entered into any agreement or become bound by the terms of any instrument or security, including without limitation, the Senior Credit Facility, which would prevent the Company from paying cash dividends on the Series C Preferred Stock on a current basis; and

          (j) There shall not have occurred (i) any event, circumstances, condition, fact, effect, or other matter which has had or would reasonably be expected to have a material adverse effect (x) on the business, assets, financial condition, prospects, or results of operations of the Company and its Subsidiaries taken as a whole or (y) on the ability of the Company and such Subsidiaries to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby; or (ii) any material disruption of or material adverse change in financial, banking or capital market conditions.

          5.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Each of the representations and warranties of the Purchasers contained in this Agreement shall be true and correct when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date), except for failures to be true and correct which individually or in the aggregate would not have a material adverse effect on the ability of the Purchasers to consummate the transactions contemplated hereby;

          (b) The Purchasers shall have performed, satisfied and complied in all material respects with all of their covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing Date;

          (c) The Purchasers shall have delivered to the Company an officer's certificate certifying as to the Purchasers' compliance with the conditions set forth in clauses (a) and (b) of this Section 5.3;

          (d) The Purchasers, the Purchaser Directors and the Company shall have entered into the Confidentiality Agreement, in the form attached hereto as Exhibit 5.3(d); and

          (e) The Company shall have received an opinion reasonably acceptable to the Company from Fried, Frank, Harris, Shriver & Jacobson, outside counsel to the Purchasers, with respect to non-contravention, due formation, due authorization, and the valid and binding nature of this Agreement and the Registration Rights Agreement.


                                 ARTICLE VI

                                TERMINATION

          6.1. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written agreement of the Company and the Purchasers; or

          (b) by either the Purchasers or the Company if the Closing shall not have been consummated on or before April 30, 2000 (provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

          (c) by either the Purchasers or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

          (d) by the Purchasers, if they determine in their sole discretion, that any of the representations and warranties of the Company contained in Section 2.9 is untrue or inaccurate in any respect.

          6.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) except as set forth in this
Section 6.2, provided that nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement and provided further that Sections 8.2, 8.3, 8.13, 8.14 and 8.15 shall survive termination of this Agreement.


                                ARTICLE VII

                              INDEMNIFICATION

          7.1. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any of the other Transaction Documents shall expire on the 18-month anniversary of the Closing Date, except that the representations and warranties set forth in Sections 2.1(a), 2.2, 2.3, 3.5 and 3.6 shall survive indefinitely. After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect, except to the extent a party has asserted a claim in accordance with this Article VII for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article VII. The covenants and agreements of the parties hereto contained in this Agreement in any of the other Transaction Documents shall survive the Closing until performed in accordance with their terms.

          7.2. Indemnification. (a) The Company shall indemnify, defend and hold harmless the Purchasers, their Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each a "Purchasers Indemnified Person") from and against all Losses incurred or suffered by a Purchaser Indemnified Person (whether incurred or suffered directly or indirectly through ownership of capital stock of the Company or otherwise) arising from (i) the breach of any of the representations or warranties made by the Company in this Agreement or any other Transaction Document or (ii) the breach of any covenant or agreement made by the Company in this Agreement or any other Transaction Document. Notwithstanding the foregoing, (A) no claim may be made against the Company for indemnification pursuant to Section 7.2(a)(i) unless the aggregate liability of the Company exceeds $8.5 million, and the Company shall then only be liable for Losses in excess of such amount and
(B) the Company's maximum liability for indemnification pursuant to Section 7.2(a)(i) shall not exceed $212.5 million.

          (b) The Purchasers shall indemnify, defend and hold harmless the Company, its Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each a "Company Indemnified Person") from and against all Losses incurred or suffered by a Company Indemnified Person arising from (i) the breach of any of the representations or warranties made by the Purchasers in this Agreement or any other Transaction Document or (ii) the breach of any covenant or agreement made by the Purchasers in this Agreement or any other Transaction Document. Notwithstanding the foregoing, (A) no claim may be made against the Purchasers for indemnification pursuant to Section 7.2(b)(i) unless the aggregate liability of the Purchasers exceeds $8.5 million, and the Purchasers shall then only be liable for Losses in excess of such amount and (B) the Purchasers' maximum liability for indemnification pursuant to Section 7.2(b)(i) shall not exceed $212.5 million.

          (c) A party seeking indemnification under this Section 7.2 shall, promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted and in any event prior to the end of the applicable survival period under Section 7.1, give to the party from whom indemnification is being sought a notice of claim relating to such Loss (a "Claim Notice"). Each Claim Notice shall specify the nature of the claim, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises, and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice (so long as the same is given prior to expiration of the representation or warranty upon which the claim is based) and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) or any reference to any provision of this Agreement or other instrument under which the claim arises shall affect the obligation of the party from whom indemnification is sought.

          7.3. Inspections; No Other Representations. The Purchasers are informed and sophisticated purchasers, and have undertaken such investigation and have been provided with and have evaluated such documents and information as they deem necessary to enable them to make an informed decision with respect to the execution, delivery and performance of this Agreement. Each Purchaser will undertake prior to the Closing such further investigation and request such additional documents and information as it deems necessary. Each Purchaser agrees to accept the Preferred Shares based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf or imputed to the Company, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, each Purchaser acknowledges that the Company makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Purchasers of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and the Subsidiaries except as expressly set forth in this Agreement.

          7.4. Exclusivity. Except as specifically set forth in this Agreement and except in the case of fraud, effective as of the Closing, each party hereby waives any rights and claims such party may have against the other party hereto, whether in law or in equity, relating to any breach of any representation or warranty by any party hereunder. After the Closing, Sections 7.1, 7.2(a) and 7.2(b) will provide the exclusive remedy for any misrepresentation or breach of warranty, except in the case of fraud.


                                ARTICLE VIII

                               MISCELLANEOUS

          8.1. Defined Terms; Interpretations. The following terms, as used herein, shall have the following meanings:

          "1998 Balance Sheet" shall have the meaning ascribed thereto in
Section 2.5.

          "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          "Agreement" shall have the meaning ascribed thereto in the preamble.

          "Board of Directors" shall mean the Board of Directors of the Company.

          "Certificates of Designation" shall have the meaning ascribed thereto in Section 2.2.

          "Claim Notice" shall have the meaning ascribed thereto in Section 7.2(c).

          "Closing" shall have the meaning ascribed thereto in Section
1.2(a).

          "Closing Date" shall have the meaning ascribed thereto in Section 1.2(a).

          "Commitments" shall have the meaning ascribed thereto in Section
2.11.

          "Common Stock" shall have the meaning ascribed thereto in Section
2.3 and shall include, as the context may require, Class A Common Stock, Class B Common Stock and all Common Stock now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Company which may be exchanged for or converted into Common Stock, and any and all securities of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of in exchange for, or upon conversion of shares of Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

          "Company" shall have the meaning ascribed thereto in the preamble.

          "Company Indemnified Person" shall have the meaning ascribed thereto in Section 7.2(b).

          "Confidentiality Agreement" shall have the meaning ascribed thereto in Section 8.7.

          "Consents" shall have the meaning ascribed thereto in Section
4.4.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Encumbrances" shall have the meaning ascribed thereto in Section 2.1(b).

          "ERISA" shall mean the Employee Retirement Income Securities Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

          "Existing Preferred Stock" shall have the meaning ascribed thereto in Section 2.3.

          "14% Preferred Stock" shall have the meaning ascribed thereto in
Section 2.3.

          "GAAP" shall have the meaning ascribed thereto in Section 2.5.

          "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Knowledge", with respect to the Company, shall mean the knowledge of Daniel F. Akerson, Craig O. McCaw, Steven W. Hooper, Kathleen
H. Iskra, Peter Campbell, Gary Begeman, Douglas Carter, Noelle Beams, R. Gerard Salemme, Dan Gonzales, David Goesling, Dennis O'Connell, Robert Hopkins and Dennis Weibling, and the knowledge that any of the foregoing persons would have after due and reasonable inquiry and investigation.

          "Laws" shall include all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

          "Licenses" shall have the meaning ascribed thereto in Section
2.10.

          "Litigation" shall have the meaning ascribed thereto in Section
2.7.

          "Losses" shall mean each and all of the following items: claims, losses (including, without limitation, losses of earnings), liabilities, obligations, payments, damages (actual or punitive but not consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts).

          "Material Adverse Effect" shall mean a material adverse effect on the properties, business, prospects, operations, results of operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

          "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Preferred Shares" shall have the meaning ascribed thereto in the recitals.

          "Purchase Price" shall have the meaning ascribed thereto in
Section 1.1.

          "Purchasers" shall have the meaning ascribed thereto in the preamble.

          "Purchasers Indemnified Person" shall have the meaning ascribed thereto in Section 7.2(a).

          "Registration Rights Agreement" shall have the meaning ascribed thereto in Section 5.2(d).

          "SEC" shall mean the Securities and Exchange Commission.

          "SEC Reports" shall have the meaning ascribed thereto in Section
2.4.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

          "Series C Preferred Stock" shall have the meaning ascribed thereto in the recitals.

          "Series D Preferred Stock" shall have the meaning ascribed thereto in the recitals.

          "6 1/2%" Preferred Stock" shall have the meaning ascribed thereto in Section 2.3.

          "Shares" shall mean the shares of Class A Common Stock initially issuable upon conversion of Preferred Shares.

          "Significant Subsidiaries" shall have the meaning ascribed thereto in Section 2.1(b).

          "Strategic Investor" shall mean any Person directly engaged in a related or complementary business to the business engaged in by the Company and/or any of the Subsidiaries if, at the time such Strategic Investor acquires Senior Capital Stock, a significant business or technological relationship between the Company and such Person is contemplated pursuant to a written agreement.

          "Strategic Senior Capital Stock Issuance" shall mean the issuance of any Senior Capital Stock to a Strategic Investor.

          "Subsidiaries" shall mean the collective reference to the Significant Subsidiaries and all other direct or indirect subsidiaries of the Company.

          "Transaction Documents" shall mean this Agreement, the Certificates of Designation, the Registration Rights Agreement and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with this Agreement or such other documents or the transactions contemplated hereby or thereby.

          8.2. Fees and Expenses. At the Closing, the Company shall pay, or reimburse the Purchasers for, all reasonable costs and expenses incurred by the Purchasers in connection with the negotiation, execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereby; but in no event shall the Company pay or reimburse the Purchasers for such costs and expenses in an amount in excess of $1,500,000. The Company shall pay its own expenses incurred in connection with the negotiation, execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereby.

          8.3. Public Announcements. The Purchasers and the Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by Law if it has used all reasonable efforts to consult with the other party prior thereto.

          8.4. Restrictive Legends. No Preferred Shares or Shares may be transferred without registration under the Securities Act and applicable state securities laws unless counsel to the Company shall advise the Company that such transfer may be effected without such registration. Each certificate representing any of the foregoing shall bear legends in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

          THE SALE, PLEDGE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND SUBJECT TO THE PROVISIONS OF A STOCK PURCHASE AGREEMENT DATED AS OF DECEMBER 7, 1999, A COPY OF WHICH IS AVAILABLE UPON REQUEST FOR INSPECTION AT THE OFFICES OF THE CORPORATION. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF THE CORPORATION.

          8.5. Further Assurances. At any time or from time to time after the Closing, the Company, on the one hand, and the Purchasers, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby or by the other Transaction Documents and to otherwise carry out the intent of the parties hereunder or thereunder.

          8.6. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and the Purchasers and the respective successors, permitted assigns, heirs and personal representatives of the Company and the Purchasers, provided that the Company may not assign its rights or obligations under this Agreement to any Person without the prior written consent of the Purchasers, and provided further that the Purchasers may not assign their rights or obligations under this Agreement to any Person (other than an Affiliate) without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the Purchasers' benefit as purchasers or holders of Preferred Stock or Shares are also for the benefit of, and enforceable by, any subsequent holder of such Preferred Stock or Shares.

          8.7. Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto; provided that the Confidentiality Agreement between the parties (or their Affiliates) will remain in full force and effect in accordance with its terms (the "Confidentiality Agreement").

          8.8. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

               (i)   if to the Company, to:

                     NEXTLINK Communications, Inc.
                     1505 Farm Credit Drive
                     McLean, VA  22102
                     Attn:  Gary Begeman, Esq.

                     with a copy to:

                     Willkie Farr & Gallagher
                     787 Seventh Avenue
                     New York, NY  10019
                     Attn:  Bruce R. Kraus, Esq.

               (ii)  if to the Purchasers, to:

                     c/o Forstmann Little & Co.
                     767 Fifth Avenue
                     New York, NY  10153
                     Attention:  Sandra J. Horbach

                     with a copy to:

                     Fried, Frank, Harris, Shriver & Jacobson
                     One New York Plaza
                     New York, NY  10004
                     Telecopy:  (212) 859-8587
                     Attention:  Robert C. Schwenkel, Esq.

          All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).

          8.9. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Company and the Purchasers. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          8.10. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          8.11. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

          8.12. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

          8.13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

          8.14. Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Litigation arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

          8.15. WAIVER OF JURY TRIAL. THE COMPANY AND THE PURCHASERS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

          8.16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Purchasers
----------

FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP VI, L.P.

By: /s/ Sandra J. Horbach
   -----------------------------------------

 Number of Series C    Number of Series D
  Preferred Shares      Preferred Shares     Purchase Price
  ----------------      ----------------     --------------

          0                 265,625           $265,625,000



FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY MANAGEMENT BUYOUT PARTNERSHIP VII, L.P.

By: /s/ Sandra J. Horbach
   -----------------------------------------

 Number of Series C    Number of Series D                         Amount of
  Preferred Shares      Preferred Shares     Purchase Price    Closing Dividend
  ----------------      ----------------     --------------    ----------------

       584,375                 0              $584,375,000        $8,765,180



                              NEXTLINK COMMUNICATIONS, INC.




                                    By: /s/ Daniel F. Akerson
                                       ------------------------------------
                                       Name:  Daniel F. Akerson
                                       Title: Chairman and Chief Executive
                                              Officer